Exhibit 99.1

Media Contacts:
Kerry-Ann Hamilton
Media@kahconsultinggroup.com
202.230.6219

Brenda Battey
BBattey@broadwayfederalbank.com
323-556-3264

Gloria Nauden
Gnauden@cityfirstbank.com
202.528.9005

Broadway Financial Corporation and CFBanc Corporation Announce Receipt of Regulatory Approvals for Merger

WASHINGTON, D.C. and LOS ANGELES, CA (January 4, 2021) – Broadway Financial Corporation (“Broadway”) (NASDAQ: BYFC) and CFBanc Corporation (“City First”) jointly announced today that they have received  the regulatory approvals required to complete their proposed merger of equals transaction from the Office of the Comptroller of the Currency on December 24, 2020 and from the Federal Reserve Bank of San Francisco acting on behalf of the Board of Governors of the Federal Reserve System on December 28, 2020.  Pursuant to the merger, City First will merge with and into Broadway, with Broadway as the surviving corporation, and, subsequently, Broadway Federal Bank, f.s.b. (“BFB”), Broadway’s bank subsidiary, will merge with and into City First Bank of D.C., N.A. (“City First Bank”), City First’s bank subsidiary, with City First Bank as the surviving bank.

In addition, City First Enterprises, Inc., a nonprofit corporation that is the largest stockholder of City First, received regulatory approval from the Federal Reserve Bank of San Francisco to acquire approximately 18.85% of Broadway pursuant to the merger and thereby indirectly acquire control of BFB.

The merger will create the largest African American-led Minority Depository Institution (“MDI”) in the nation with more than $1 billion in combined assets under management and over $900 million in total depository institution assets as of September 30, 2020.  Combining the two institutions will increase their collective commercial lending capacity for investments in multi-family affordable housing, small businesses, and nonprofit development in financially underserved urban areas, while creating a national platform for impact investors.

“I am excited that we are announcing regulatory approval for our historic merger.  This represents a critical milestone in our process for creating a dynamic banking institution with sufficient scale to begin addressing the systemic inequities in access to capital and financial opportunities available within low-to-moderate income communities.  The need for such an institution has been highlighted by the confluence of domestic social unrest, the global pandemic, and resulting pervasive unemployment that has occurred in 2020.” said Brian E. Argrett, President and CEO of City First Bank and the Vice Chair and CEO of the new combined institution.  “These events have invigorated our resolve to pursue our bank’s mission.  Our management teams are continuing to work diligently to plan for a successful integration of the two organizations, and to obtain shareholder approval of the merger.”

“We greatly appreciate the prompt review of the merger by all of the regulators involved with oversight of Broadway, City First, and our respective bank subsidiaries, and their assessments and determinations to approve the merger.  These approvals are pivotal achievements in helping us create a combined institution with over $90 million in equity capital and the capabilities to drive both sustainable economic growth and societal returns for the low-to- moderate income communities that we serve,” said Mr. Wayne-Kent A. Bradshaw, CEO of Broadway and the Chair of the new combined institution.

The merger is expected to be completed in the first half of 2021, subject to the satisfaction of customary closing conditions, including approval by the stockholders of each company.  As previously announced, at the closing of the merger, City First common shareholders will receive 13.626 shares of Broadway common stock for each share of City First common stock they own, resulting in Broadway stockholders owning approximately 52.5% and City First shareholders owning approximately 47.5% of the combined institution, before dilution from a proposed private placement of Broadway’s common stock with certain institutional investors.  Completion of Broadway’s private placement at its maximum proposed amount would result in the issuance of up to 12,720,000 shares of common stock at a price of $1.78 per share.

About CFBanc Corporation

City First conducts its operations through its wholly owned subsidiary, City First Bank.  Founded over 25 years ago in direct response to systemic disinvestment in our communities, City First has been an innovator and a financial first responder for equitable economic development in Washington, D.C.  Together with its affiliates, City First has since invested over $1.3 billion as of September 30, 2020 with a vision to advance economic equity and social justice, impacting families and communities today and for generations to come.  City First is part of a dedicated network of CDFIs and certified BCorps, and is a member of the Global Alliance of Banking on Values, entities whose values are aligned with sustainable solutions, healthier families, and more prosperous communities for our collective well-being.  For more information, please visit www.cityfirstbank.com.

About Broadway Financial Corporation

Broadway conducts its operations through its wholly owned subsidiary, Broadway Federal Bank, f.s.b., which is the leading community-oriented savings bank in Southern California serving low-to-moderate income communities.  Broadway Federal Bank offers a variety of residential and commercial real estate loan products for consumers, businesses and nonprofit organizations, other loan products and a variety of deposit products, including checking, savings and money market accounts, certificates of deposits and retirement accounts.  Broadway Federal Bank operates three full-service branches, two in the city of Los Angeles, and one located in the nearby city of Inglewood, California.  For more information, please visit www.broadwayfederalbank.com.

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Stockholders, analysts, and others seeking information about Broadway are invited to write to:  Broadway Financial Corporation, Investor Relations, 5055 Wilshire Blvd., Suite 500, Los Angeles, CA 90036, or visit our website at www.broadwayfederalbank.com.

Additional Information and Where to Find it

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval.  This communication relates to a proposed business combination (the “proposed transaction”) between Broadway and City First.  In connection with the proposed transaction, Broadway intends to file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 (the “Registration Statement”) that will include a joint proxy statement of Broadway and City First and a prospectus of Broadway (the “Joint Proxy/Prospectus”).  Broadway also plans to file other relevant documents with the SEC regarding the proposed transaction.  No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended, and no offer to sell or solicitation of an offer to buy shall be made in any jurisdiction in which such offer, solicitation or sale would be unlawful.  Any definitive Joint Proxy/Prospectus (if and when available) will be mailed or otherwise provided to stockholders of Broadway and City First.  INVESTORS AND SECURITY HOLDERS OF BROADWAY AND CITY FIRST ARE URGED TO READ THE REGISTRATION STATEMENT, JOINT PROXY/PROSPECTUS AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Investors and security holders will be able to obtain free copies of these documents (when available) and other documents containing important information about Broadway and City First, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by Broadway will also be available free of charge on Broadway’s website at https://www.broadwayfederalbank.com/financial-highlights.  Copies of the Registration Statement and the Joint Proxy/Prospectus can also be obtained, when it becomes available, free of charge by directing a request to Broadway Financial Corporation, 5055 Wilshire Boulevard Suite 500 Los Angeles, California 90036, Attention: Investor Relations, Telephone: 323-556-3264, or by email to investor.relations@broadwayfederalbank.com, or to CFBanc Corporation, 1432 U Street, NW DC 20009, Attention: Audrey Phillips, Corporate Secretary, Telephone: 202-243-7141.

Certain Information Concerning Participants

Broadway, City First, and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  Information about the directors and executive officers of Broadway is set forth in Broadway’s proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on May 20, 2020.  Information regarding all of the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy/Prospectus and other relevant materials to be filed with the SEC when they become available.  These documents, when available, can be obtained free of charge from the sources indicated above.  Investors should read the Joint Proxy/Prospectus carefully when it becomes available before making any voting or investment decisions.

Cautionary Statement Regarding Forward-Looking Information

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “poised,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements; however, the absence of these words does not mean the statements are not forward-looking.  Forward-looking statements in this communication include matters that involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to differ materially from results expressed or implied by this communication.  Such risk factors include, among others: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic; political and economic uncertainty, including any decline in global economic conditions or the stability of credit and financial markets; the expected timing and likelihood of completion of the proposed transaction, including the occurrence of any event, change or other circumstances that could give rise to the termination of the merger Agreement, the possibility that stockholders of Broadway or of City First may not approve the merger, the risk that the parties may not be able to satisfy the conditions to the proposed transaction in a timely manner or at all or failure to close the proposed transaction for any other reason, risks related to disruption of management time from ongoing business operations due to the proposed transaction, the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Broadway’s common stock, the risk relating to the potential dilutive effect of the shares of Broadway’s Common Stock to be issued in the proposed transaction and the previously disclosed private placement of new shares of Broadway’s common stock, the risk of any unexpected costs or expenses resulting from the proposed transaction, the risk of any litigation relating to the proposed transaction, the risk of possible adverse rulings, judgments, settlements and other outcomes of pending litigation, the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Broadway and City First to retain customers and retain and hire key personnel and maintain relationships with their customers and on their operating results and businesses generally, the risk the pending proposed transaction could require Broadway and City First to incur substantial costs, the risk that problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected, or that the entities may not be able to successfully integrate the businesses, the risk that the combined company may be unable to achieve synergies or other anticipated benefits of the proposed transaction or it may take longer than expected to achieve those synergies or benefits and other important factors that could cause actual results to differ materially from those projected.  All such factors are difficult to predict and are beyond the control of Broadway and City First.  Additional factors that could cause results to differ materially from those described above can be found in Broadway’s annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K or other filings, which have been filed with the SEC and are available on Broadway’s website at https://www.broadwayfederalbank.com/financial-highlights and on the SEC’s website at http://www.sec.gov.

Actual results may differ materially from those contained in the forward-looking statements in this communication.  Forward-looking statements speak only as of the date they are made, and Broadway undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this communication.  You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication.

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